EXHIBIT 99.1

Rhino Resource Partners LP Announces Fourth Quarter 2014 Financial and Operating Results

LEXINGTON, Ky., March 5, 2015 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended December 31, 2014. For the quarter, the Partnership reported a net loss of $61.3 million and Adjusted EBITDA of $2.2 million, compared to net income of $0.8 million and Adjusted EBITDA of $16.1 million in the fourth quarter of 2013. Approximately $45.3 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2014, as well as an additional $5.9 million impairment charge related to the Rhino Eastern joint venture investment. Diluted net loss per common unit was $2.07 for the quarter compared to diluted net income per unit of $0.03 for the fourth quarter of 2013. Total revenues for the quarter were $61.9 million, with coal sales generating $52.5 million of the total, compared to total revenues of $62.7 million and coal revenues of $52.7 million in the fourth quarter of 2013. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On January 20, 2015, the Partnership announced it was maintaining a cash distribution of $0.05 per common unit, or $0.20 per unit on an annualized basis. This distribution was paid on February 13, 2015 to all common unit holders of record as of the close of business on January 30, 2015. No distribution was paid on the subordinated units.

Joe Funk, President and Chief Executive Officer of Rhino's general partner, stated, "Our board maintained the distribution at its current level preserving the liquidity of the Partnership as the prolonged weakness in the coal markets continues to adversely impact cash flow. We continue to adjust our production and cost structure to align with current market conditions. In the fourth quarter, we performed a comprehensive review of our current coal mining operations as well as potential future development projects. We identified various properties, projects and operations that were uneconomical to pursue or maintain due to the changes in our strategic plans, market conditions or other factors. Based upon these ongoing reviews and changes in our strategic plans, we recorded approximately $45.3 million in non-cash asset impairments and related charges during the quarter, as well as an additional $5.9 million impairment charge related to our Rhino Eastern joint venture. We believe these actions along with our continuing focus on cost and productivity improvements at our ongoing core operations will enhance the liquidity of Rhino while retaining the flexibility to continue exploring non-coal investments, which we believe will enhance the long-term value of the Partnership. For the first quarter of 2015, we expect Adjusted EBITDA from continuing operations to be approximately $4.0 million, which is an improvement over the fourth quarter results.

Our priorities for 2015 will be to preserve liquidity, continue controlling cost, only pursue capital spending with strong justification, and maintain our excellent safety record, all while responding quickly to changing and challenging market conditions. Our balance sheet remains strong with relatively low debt levels and low legacy liabilities.

Since completing the sale of our Utica oil and gas interests, we have kept debt levels relatively low with approximately $54 million drawn on the bank line of credit at the end of the quarter compared to $167 million at the same point last year. We currently have no significant planned growth capital expenditures and the investments to develop Pennyrile are nearing completion. We anticipate cash flow to grow at Pennyrile, and expect costs to improve at Hopedale.

During the fourth quarter, the difficult market conditions that continue to affect nearly all coal companies adversely impacted our results. Conditions remained weak in all served markets, with excess supply and low natural gas prices weighing heavily on coal. At Hopedale, poor rail service continued to constrain shipments from this operation while costs remained high due to intermittent adverse geological conditions encountered in the advancement to the new 7-seam reserve. In addition, productivity was lower and costs were higher than anticipated at our new Pennyrile mine due to coal processing issues and geological conditions that we are working through as the mine continues its ramp up. Sales volumes were strong during the quarter at our Castle Valley operation and we have completed additional long-term sales agreements through 2016 for coal from this operation.

Our Pennyrile mine ramped up production during the fourth quarter and shipments were made to fulfill our base 800,000 ton per year contract. We are in the final stages of completing a long-term sales contract with another local utility customer for 120,000 tons in 2015, 400,000 tons in 2016 and 550,000 tons in 2017. We have added a second mining section at Pennyrile to increase production capacity to fulfill the long-term sales contracts. We received permission for a deep cut mining plan, which will help lower costs. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

Our Castle Valley operation is sold out through 2016 while our Hopedale and Sands Hill operations in Northern Appalachia are sold out for the remainder of 2015. At Pennyrile, additional test burns may lead to additional sales contracts, which could bring this mine to its potential full run rate of two million tons per year. Market conditions in Central Appalachia have remained challenging with continued depressed met and steam coal prices weighing on producers. In Central Appalachia, we have remained focused on safe operations while keeping costs as low as possible with reduced levels of production and sales."

Further, Mr. Funk stated "We dissolved the Rhino Eastern joint venture in January 2015 due to ongoing weakness in the metallurgical coal market, which had caused the joint venture to be unprofitable and a source of significant cash outflow for us. We anticipate the divestiture of the Rhino Eastern joint venture will improve the Partnership's cash flow by approximately $6 million in 2015."

Coal Operations Update

Pennyrile

  Rhino is in the final stages of completing a long-term sales contract with a local utility customer for 120,000 tons in 2015, 400,000 tons in 2016 and 550,000 tons in 2017.
  Along with the existing long-term contract for 800,000 tons per year, this additional long-term contract will extend the committed sales to 1.2 million ton in 2016 and 1.35 million tons in 2017.
  A second mining section has been added to the Riveredge mine at Pennyrile to increase production capacity to fulfill the current long-term contracts. Rhino is pursuing additional long-term sales agreements for this operation to reach its potential of 2.0 million tons per year.
  Rhino's Pennyrile operations produced approximately 111,000 tons during the fourth quarter while coal sales were approximately 143,000 tons.
  While mining conditions improved in the fourth quarter, the Pennyrile operation continued to experience higher than anticipated mining and coal processing costs. MSHA recently approved a deep cut mining plan, which is an important step to higher productivity and lower mining costs in the future.
  Pennyrile's sales remain fully contracted through 2015 and as production is further ramped up, Rhino expects the mine to be sold out through 2016.

Northern Appalachia

  For the fourth quarter, year over year coal revenues per ton decreased $1.10 to $58.46 while cost of operations costs per ton rose by $8.33 to $51.83. Our cost of operations per ton improved by $8.22 versus the prior quarter as mining conditions improved at Hopedale. We continue to encounter intermittent adverse geological conditions as we advance into the 7-seam at Hopedale, which has resulted in higher per ton expense compared to the prior year.
  Sales volume was 257,000 tons, versus 266,000 tons in the prior year and 244,000 tons in the prior quarter. At Hopedale, railroad service impacted production and sales during the quarter, as production shifts were cancelled due to coal stockpile limitations at the mine. Rail service did improve significantly in December and January.
  Sales at Rhino's Hopedale and Sands Hill operations in Northern Appalachia are fully contracted through 2015.

Rhino Western

  Coal revenue per ton in the quarter decreased to $40.51 versus $40.59 in the prior year and $41.06 in the prior quarter. Sales volume was 301,000 tons versus 228,000 tons in the prior year and 298,000 tons in the prior quarter as the Castle Valley operation continued to see strong demand for coal from this operation.
  Cost of operations per ton was $34.74 versus $33.91 in the prior year and $30.22 in the prior quarter. Castle Valley had higher maintenance expenses in the fourth quarter, which caused the sequential increase in cost of operations per ton.
  Castle Valley's sales remain fully contracted through 2016.

Central Appalachia

  Coal revenue per ton was $69.16 versus $82.81 in the prior year and $67.83 in the prior quarter. Metallurgical coal revenue per ton was $75.59 versus $81.42 in the prior year and $74.90 in the prior quarter. Steam coal revenue was $65.32 per ton versus $83.92 in the prior year and $64.81 in the prior quarter. Sales volume was 274,000 tons in the quarter versus 333,000 in the prior year and 330,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $65.10 versus $61.47 in the prior year and $66.09 in the prior quarter.
  Rhino continues to evaluate its Central Appalachia operations to reduce costs at idle facilities and better utilize the Partnership's Central Appalachia properties.

Eastern Met

  As previously announced, Rhino dissolved the Rhino Eastern joint venture with Patriot Coal Corporation ("Patriot") in January 2015.
  Patriot received the active Eagle mining operations and related coal reserves that had been previously owned and operated by the Rhino Eastern joint venture.
  Rhino received approximately 34 million tons of premium metallurgical coal reserves not related to the Eagle mining area and a recoupable prepaid royalty balance that will provide value to Rhino when these coal reserves are mined in the future.
  Rhino anticipates the divestiture of the Rhino Eastern joint venture will improve the Partnership's cash flow by approximately $6 million in 2015.
  In the fourth quarter, Rhino recorded a non-cash impairment charge of approximately $5.9 million related to its investment in the Rhino Eastern joint venture based upon the fair value of the assets received and liabilities assumed in the dissolution compared to Rhino's carrying amount of its investment in the joint venture.

Asset Impairments

Due to the prolonged weakness in the U.S. coal markets and the dim prospects for an upturn in the coal markets in the near term, in the fourth quarter of 2014, Rhino performed a comprehensive review of its current coal mining operations as well as potential future development projects to ascertain any potential impairment losses. Rhino identified various properties, projects and operations that were potentially impaired based upon changes in its strategic plans, market conditions or other factors. Rhino recorded approximately $45.3 million of asset impairment and related charges for the year ended December 31, 2014. The major components that comprise this total asset impairment and related loss are described below, including the additional $5.9 million impairment charge related to the Rhino Eastern joint venture.

Red Cliff Project

Rhino controls certain mineral rights and related surface land located eleven miles north of Loma, Colorado (referred to as the "Red Cliff" property). At December 31, 2014, Rhino had total carrying costs of approximately $29.1 million for the Red Cliff property, which primarily consisted of mine development costs, purchased land and mineral rights. Rhino had been working with the U.S. Bureau of Land Management ("BLM") agency since 2005 on an environmental impact statement report ("EIS report") that was required to be completed before the Partnership could move forward with the development and permitting of a mining project on the Red Cliff property. Due to the lack of progress in getting the EIS report finalized, the amount of money spent on the project to date, the impending higher costs to be incurred on the next phase of the EIS report and the desire to limit capital spending on certain projects due to the ongoing weakness in the coal markets, Rhino decided to suspend the EIS report process in November 2014. Based on these facts, Rhino determined at December 31, 2014 that it would not pursue the development of the Red Cliff property and the related assets would be abandoned or sold for current market value. The land related to the Red Cliff project was recorded at fair value (based on a third party appraisal) less costs to sell and the other Red Cliff long-lived assets were written off due to lack of marketability. In total, Rhino recorded total asset impairment charges of $22.2 million related to its Red Cliff assets at December 31, 2014.

Rich Mountain Property

In June 2011, Rhino acquired undeveloped and unpermitted coal mineral rights in Randolph and Upshur Counties, West Virginia for approximately $7.5 million (referred to as the "Rich Mountain" property). Rhino conducted a core drilling program on the Rich Mountain property after it was purchased and determined the property contained an estimated 8.2 million tons of proven and probable underground metallurgical coal reserves. Rhino capitalized the cost associated with our core drilling as mine development costs and the total value in property, plant and equipment for the Rich Mountain property was $8.3 million at December 31, 2014. In the fourth quarter of 2014, Rhino reassessed its strategy for these mineral rights, in part, due to the ongoing weakness in the metallurgical coal markets and determined that it was not economical to develop this small coal reserve given the cost of building the required infrastructure. Since Rhino reached a decision to abandon the potential development of this asset group and could not obtain any bids to indicate its fair value, Rhino recorded an asset impairment loss of $8.3 million for the year ended December 31, 2014, which represented the write down of the previous carrying value of this asset group to zero.

Bevins Branch Operation

Rhino has a surface mine operation in eastern Kentucky (referred to as "Bevins Branch") that was idled during mid-2014 as that location's contract with its single customer expired at that time. Rhino actively attempted to market the steam coal from this operation to potential new customers and had maintained the mine so that production could resume in a relatively short time period whenever new customers could be secured. As current market prices would not justify maintaining this mine, the Partnership initiated negotiations in October 2014 with a third party for the potential sale of the Bevins Branch operation. At December 31, 2014, Rhino had confirmation that the third party interested in the Bevins Branch operation would accept ownership of this operation, including its related reclamation obligations. Rhino is finalizing the contractual agreement with this third party to assume the Bevins Branch operation where the only financial compensation the Partnership will receive is a future royalty, but Rhino will transfer the reclamation obligations and also avoid the ongoing maintenance costs of this operation. Since Rhino agreed to transfer Bevins Branch for only minimal future financial consideration, the Partnership determined this asset group should be written down to an estimated fair value of approximately $2.4 million, which equates to the estimated fair value of the future royalty of approximately $0.2 million and the benefit to be recognized of transferring the reclamation obligations of approximately $2.2 million. Based on this analysis, Rhino recorded total asset impairment and related charges of $8.3 million for the Bevins Branch operation for the year ended December 31, 2014.

Rhino Eastern Joint Venture

In January 2015, Rhino completed a Membership Transfer Agreement with an affiliate of Patriot that terminated the Rhino Eastern joint venture. Rhino retained approximately 34 million tons of coal reserves that are not related to the Eagle mining area as well as a prepaid advanced royalty balance. As part of the closing of the Transfer Agreement, Rhino and Patriot agreed to a dissolution payment based upon a final working capital adjustment calculation as defined in the Transfer Agreement. As of December 31, 2014, Rhino recorded an impairment charge of approximately $5.9 million related to its investment in the Rhino Eastern joint venture based upon the fair value of the assets received and liabilities assumed in the dissolution of the joint venture compared to the carrying amount of the Partnership's investment in the joint venture.

Other Asset Impairments

As of December 31, 2014, Rhino also performed a comprehensive review of its other mining operations, primarily in Central Appalachia since this region has experienced the most extensive downturn in the coal markets, to determine if any other assets might be impaired. The Partnership's review resulted in an additional $6.5 million of asset impairment and related charges. The majority of these additional charges, approximately $4.9 million, related to low quality steam coal operations in Central Appalachia that Rhino determined were uneconomical to mine due to the ongoing downturn in the markets. The remaining $1.6 million primarily related to advanced royalties that the Partnership does not expect to recover at its Central Appalachia operations.

Capital Expenditures

  Maintenance capital expenditures for the fourth quarter were approximately $2.9 million.
  Expansion capital expenditures for the fourth quarter were approximately $1.8 million, which consisted primarily of funding the completed development of Pennyrile, along with other internal development projects.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	Year 2015		Year 2016
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$ 54.54	1,996,408	$ 51.15	1,121,200
Rhino Western	$ 37.56	1,000,000	$ 39.70	1,000,000
Central Appalachia	$ 67.78	263,480	$ --	--
Total	$ 50.40	3,259,888	$ 45.75	2,121,200

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership's operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2014 included:

  Adjusted EBITDA from continuing operations of $2.3 million and net loss from continuing operations of $61.2 million compared to Adjusted EBITDA from continuing operations of $14.4 million and net income from continuing operations of $0.7 million in the fourth quarter of 2013.  Including a net loss from discontinued operations of approximately $0.1 million, total net loss and Adjusted EBITDA for the three months ended December 31, 2014 were $61.3 million and $2.2 million, respectively. Net loss for the fourth quarter 2014 was impacted by $45.3 million of asset impairment and related charges, as well as an additional $5.9 million impairment charge related to the Rhino Eastern joint venture investment.
  Basic and diluted net loss per common unit from continuing operations of $2.07 compared to basic and diluted net income per common unit from continuing operations of $0.02 for the fourth quarter of 2013. Including (loss)/income from discontinued operations, total basic and diluted net loss per common unit remained at $2.07 for the fourth quarter of 2014 compared to total basic and diluted net income per common unit of $0.03 for the fourth quarter of 2013.
  Coal sales were 1.0 million tons, which was an improvement of 18% compared to the fourth quarter of 2013, primarily due to sales from the new Pennyrile operation.
  Total revenues and coal revenues of $61.9 million and $52.5 million, respectively, compared to $62.7 million and $52.7 million, respectively, for the same period of 2013.
  Coal revenues per ton of $53.80 compared to $63.69 for the fourth quarter of 2013, a decrease of 15.5%.
  Cost of operations from continuing operations of $54.5 million compared to $43.4 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $55.83 compared to $52.50 for the fourth quarter of 2013, an increase of 6.3%.

Total coal revenues decreased approximately 0.3% despite an increase in tons sold due to lower selling prices resulting from the ongoing weakness in the met and steam coal markets. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the fourth quarter of 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia. Total dollars spent on cost of operations increased year to year primarily due to the new Pennyrile operation in the Illinois Basin that ramped up production during the fourth quarter of 2014.  Rhino experienced increased cost of operations per ton during the quarter primarily due to increased per ton costs incurred in Northern Appalachia associated with continued adverse mining conditions at this operation.

Results for the year ended December 31, 2014 included:

  Adjusted EBITDA from continuing operations of $14.9 million and net loss from continuing operations of $81.9 million compared to Adjusted EBITDA from continuing operations of $59.2 million and net income from continuing operations of $8.1 million for the year ended December 31, 2013.  Net loss for the year ended December 31, 2014 was impacted by $45.3 million of asset impairment and related charges, as well as an additional $5.9 million impairment charge related to the Rhino Eastern joint venture investment.  Including income from discontinued operations of approximately $130.3 million, total net income and Adjusted EBITDA for the year ended December 31, 2014 were $48.4 million and $145.2 million, respectively. Income from discontinued operations consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties.
  Basic and diluted net loss per common unit from continuing operations of $2.76 compared to basic and diluted net income per common unit from continuing operations of $0.29 for the year ended December 31, 2013. Including income from discontinued operations, total basic and diluted net income per common unit was $1.63 for the year ended December 31, 2014 compared to total basic and diluted net income per common unit of $0.33 for the year ended December 31, 2013.
  Coal sales were 3.6 million tons compared to 3.7 million for the year ended December 31, 2013.
  Total revenues and coal revenues of $239.1 million and $202.9 million, respectively, compared to $272.2 million and $236.6 million, respectively, for the same period of 2013.
  Coal revenues per ton of $57.03 compared to $64.42 for the year ended December 31, 2013, a decrease of 11.5%.
  Cost of operations from continuing operations of $200.2 million compared to $199.7 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $56.26 compared to $54.37 for the year ended December 31, 2013, an increase of 3.5%.

Total coal revenues decreased approximately 14.3% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets as mentioned above. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the year ended December 31, 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia in 2014. Total cost of operations was relatively flat year to year as decreased costs in Central Appalachia from lower coal production was offset by increased costs from the startup of the new Pennyrile operation in the Illinois Basin. Cost of operations per ton increased because of the same factors discussed for the fourth quarter.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended December 31, 2014, the Partnership had five reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western, Illinois Basin and Eastern Met. Additionally, the Partnership has an Other category that includes its ancillary businesses. Beginning with fourth quarter 2014 reporting, Rhino has included a new reportable business segment, referred to as the Illinois Basin segment, which includes its new underground mine, preparation plant and river loadout facility at its Pennyrile mining complex located in western Kentucky, as well as its Taylorville field reserves located in central Illinois. The new Pennyrile mining complex began production and sales in mid-2014.

Beginning with 2013 year-end reporting, the Partnership had included a reportable business segment for its oil and natural gas activities since the total assets for these operations met the quantitative threshold for separate segment reporting. The Oil and Natural Gas segment included the Partnership's former Utica Shale properties and its current Cana Woodford activities as well as its Razorback drill pad construction operations and its Muskie joint venture to provide sand for fracking operations. Prior to 2013, the Partnership's oil and natural gas activities were included in its Other category for segment reporting purposes. Since the majority of the Partnership's oil and natural gas activities were in the Utica Shale and the Utica Shale financial results are now included in discontinued operations due to their sale, the segment data for the Partnership's remaining oil and natural gas activities has been included in the Other category for segment reporting purposes for 2014 and the 2013 comparable period since they are immaterial

The Partnership accounted for the Rhino Eastern joint venture under the equity method prior to its dissolution in January 2015. Under the equity method of accounting, only limited information (net income) is presented in the Partnership's consolidated financial statements. The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section since it operated during the fourth quarter and year ended December 31, 2014.

(In millions, except per ton data and %)	Fourth Quarter 2014	Fourth Quarter 2013	% Change* 4Q14 / 4Q13	Year to Date 2014	Year to Date 2013	% Change* 2014 / 2013
Central Appalachia
Coal revenues	$18.9	$27.6	(31.3%)	$89.0	$126.4	(29.6%)
Total revenues	$23.8	$33.4	(28.6%)	$109.5	$147.4	(25.8%)
Coal revenues per ton*	$69.16	$82.81	(16.5%)	$70.53	$83.85	(15.9%)
Cost of operations	$17.8	$20.5	(12.9%)	$81.2	$100.0	(18.8%)
Cost of operations per ton*	$65.10	$61.47	5.9%	$64.33	$66.33	(3.0%)
Tons produced	0.256	0.297	(13.9%)	1.262	1.529	(17.5%)
Tons sold	0.274	0.333	(17.7%)	1.262	1.508	(16.3%)
Northern Appalachia
Coal revenues	$15.1	$15.8	(4.8%)	$60.5	$72.2	(16.3%)
Total revenues	$18.2	$18.3	(0.5%)	$71.5	$80.4	(11.1%)
Coal revenues per ton*	$58.46	$59.56	(1.8%)	$59.51	$58.95	0.9%
Cost of operations	$13.3	$11.5	15.5%	$56.5	$52.4	7.8%
Cost of operations per ton*	$51.83	$43.50	19.2%	$55.67	$42.79	30.1%
Tons produced	0.256	0.326	(21.5%)	0.963	1.279	(24.7%)
Tons sold	0.257	0.266	(3.0%)	1.015	1.225	(17.1%)
Rhino Western
Coal revenues	$12.2	$9.3	31.7%	$44.0	$38.0	16.0%
Total revenues	$12.2	$9.5	28.2%	$44.1	$38.3	15.2%
Coal revenues per ton*	$40.51	$40.59	(0.2%)	$41.27	$40.37	2.2%
Cost of operations	$10.5	$7.7	35.2%	$36.0	$30.7	17.2%
Cost of operations per ton*	$34.74	$33.91	2.5%	$33.70	$32.62	3.3%
Tons produced	0.287	0.220	30.5%	1.068	0.881	21.1%
Tons sold	0.301	0.228	32.0%	1.067	0.940	13.5%
Illinois Basin
Coal revenues	$6.3	--	n/a	$9.4	--	n/a
Total revenues	$6.3	--	n/a	$9.7	$0.3	n/a
Coal revenues per ton*	$43.92	--	n/a	$44.28	--	n/a
Cost of operations	$8.8	($0.1)	n/a	$12.0	($0.3)	n/a
Cost of operations per ton*	$61.31	--	n/a	$56.35	--	n/a
Tons produced	0.111	--	n/a	0.221	--	n/a
Tons sold	0.143	--	n/a	0.213	--	n/a
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.4	$1.5	(8.6%)	$4.3	$5.8	(26.6%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$4.1	$3.8	7.1%	$14.5	$16.9	(14.4%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$52.5	$52.7	(0.3%)	$202.9	$236.6	(14.3%)
Total revenues	$61.9	$62.7	(1.3%)	$239.1	$272.2	(12.2%)
Coal revenues per ton*	$53.80	$63.69	(15.5%)	$57.03	$64.42	(11.5%)
Cost of operations	$54.5	$43.4	25.5%	$200.2	$199.7	0.2%
Cost of operations per ton*	$55.83	$52.50	6.3%	$56.26	$54.37	3.5%
Tons produced	0.910	0.843	8.0%	3.514	3.689	(4.7%)
Tons sold	0.975	0.827	18.0%	3.557	3.673	(3.1%)
Eastern Met 100% Basis †
Coal revenues	$5.0	$7.1	(29.7%)	$21.4	$27.7	(22.7%)
Total revenues	$5.1	$7.2	(29.3%)	$21.7	$27.9	(22.0%)
Coal revenues per ton*	$97.07	$109.54	(11.4%)	$97.76	$111.27	(12.1%)
Cost of operations	$6.4	$6.4	1.1%	$28.6	$31.5	(9.3%)
Cost of operations per ton*	$125.03	$98.06	27.5%	$130.41	$126.60	3.0%
Tons produced***	0.055	0.063	(11.9%)	0.213	0.205	3.5%
Tons sold***	0.051	0.065	(20.7%)	0.219	0.249	(12.0%)

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes initial results for Rhino's new Pennyrile mine, as well as results for Rhino's ancillary businesses. The activities performed by Rhino's ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager. The Partnership's consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method. The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)**	Fourth Quarter 2014	Fourth Quarter 2013	% Change* 4Q14 / 4Q13	Year to Date 2014	Year to Date 2013	% Change* 2014 / 2013
Met coal tons sold	102.6	147.6	(30.5%)	337.0	597.9	(43.6%)
Steam coal tons sold	171.5	185.4	(7.5%)	924.6	909.8	1.6%
Total tons sold	274.1	333.0	(17.7%)	1,261.6	1,507.7	(16.3%)

Met coal revenue	$7,752	$12,021	(35.5%)	$26,058	$53,721	(51.5%)
Steam coal revenue	$11,204	$15,559	(28.0%)	$62,920	$72,699	(13.5%)
Total coal revenue	$18,956	$27,580	(31.3%)	$88,978	$126,420	(29.6%)

Met coal revenues per ton	$75.59	$81.42	(7.2%)	$77.33	$89.86	(13.9%)
Steam coal revenues per ton	$65.32	$83.92	(22.2%)	$68.05	$79.90	(14.8%)
Total coal revenues per ton	$69.16	$82.81	(16.5%)	$70.53	$83.85	(15.9%)

Met coal tons produced	84.2	120.3	(30.1%)	333.3	570.5	(41.6%)
Steam coal tons produced	171.4	176.4	(2.8%)	928.9	958.7	(3.1%)
Total tons produced	255.6	296.7	(13.9%)	1,262.2	1,529.2	(17.5%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

** Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Fourth Quarter 2014 Financial and Operational Results Conference Call

Rhino's fourth quarter 2014 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 800-510-0219 (United States/Canada) or 617-614-3451 (International) and utilize the confirmation code 76829314. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 77298581. The recording will be available from 2:00 pm (ET) on Thursday, March 5, 2015 through Thursday, March 12, 2015 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $3.5 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino's ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of Rhino's leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2014 AND 2013
(in thousands)
	December 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 626	$ 423
Accounts receivable, net of allowance	22,467	25,461
Inventories	13,030	18,580
Prepaid expenses and other	5,006	4,751
Current assets held for sale	--	454
Total current assets	41,129	49,669
Net property, plant & equipment, incl coal properties, mine development and construction costs	383,437	424,990
Investment in unconsolidated affiliates	20,653	21,243
Other non-current assets	18,840	16,368
Non-current assets held for sale	9,279	55,497
TOTAL	$ 473,338	$ 567,767
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 10,924	$ 17,710
Current portion of long-term debt	210	1,024
Accrued expenses and other	19,804	22,515
Current liabilities held for sale	--	5,241
Total current liabilities	30,938	46,490
NON-CURRENT LIABILITIES:
Long-term debt	57,222	170,022
Asset retirement obligations	28,452	32,837
Other non-current liabilities	34,165	22,006
Non-current liabilities held for sale	2,250	41
Total non-current liabilities	122,089	224,906
Total liabilities	153,027	271,396
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	307,984	283,339
General partner	10,954	10,801
Accumulated other comprehensive income	1,373	2,231
Total partners' capital	320,311	296,371
TOTAL	$ 473,338	$ 567,767

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
REVENUES:
Coal sales	$ 52,478	$ 52,655	$ 202,881	$ 236,601
Other revenues	9,392	10,029	36,176	35,664
Total revenues	61,870	62,684	239,057	272,265
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	54,455	43,402	200,141	199,705
Freight and handling costs	658	400	1,877	1,294
Depreciation, depletion and amortization	9,444	9,675	37,233	39,627
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	5,458	4,639	19,840	19,800
Asset impairment and related charges	45,296	1,667	45,296	1,667
(Gain) on sale/disposal of assets—net	(101)	(58)	(569)	(10,359)
Total costs and expenses	115,210	59,725	303,818	251,734
(LOSS)/INCOME FROM OPERATIONS	(53,340)	2,959	(64,761)	20,531
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(908)	(2,050)	(5,708)	(7,898)
Interest income and other	3	207	274	207
Equity in net income (loss) of unconsolidated affiliate	(7,004)	(429)	(11,712)	(4,729)
Total interest and other (expense)	(7,909)	(2,272)	(17,146)	(12,420)
NET (LOSS)/INCOME BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(61,249)	687	(81,907)	8,111
NET (LOSS)/INCOME FROM CONTINUING OPERATIONS	(61,249)	687	(81,907)	8,111
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	(75)	133	130,342	1,307
NET (LOSS)/INCOME	$ (61,324)	$ 820	$ 48,435	$ 9,418

General partner's interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (1,225)	$ 13	$ (1,638)	$ 162
Net (loss)/income from discontinued operations	(2)	3	2,607	26
General partner's interest in net (loss)/income	$ (1,227)	$ 16	$ 969	$ 188
Common unitholders' interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (34,438)	$ 383	$ (46,051)	$ 4,448
Net (loss)/income from discontinued operations	(42)	71	73,271	769
Common unitholders' interest in net (loss)/income	$ (34,480)	$ 454	$ 27,220	$ 5,217
Subordinated unitholders' interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (25,586)	$ 291	$ (34,218)	$ 3,501
Net (loss)/income from discontinued operations	(31)	59	54,464	512
Subordinated unitholders' interest in net (loss)/income	$ (25,617)	$ 350	$ 20,246	$ 4,013
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss)/income per unit from continuing operations	$ (2.07)	$ 0.02	$ (2.76)	$ 0.29
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.39	0.04
Net (loss)/income per common unit, basic	$ (2.07)	$ 0.03	$ 1.63	$ 0.33
Subordinated units
Net (loss)/income per unit from continuing operations	$ (2.07)	$ 0.02	$ (2.76)	$ 0.28
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.39	0.04
Net (loss)/income per subordinated unit, basic	$ (2.07)	$ 0.03	$ 1.63	$ 0.32
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss)/income per unit from continuing operations	$ (2.07)	$ 0.02	$ (2.76)	$ 0.29
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.39	0.04
Net (loss)/income per common unit, diluted	$ (2.07)	$ 0.03	$ 1.63	$ 0.33
Subordinated units
Net (loss)/income per unit from continuing operations	$ (2.07)	$ 0.02	$ (2.76)	$ 0.28
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.39	0.04
Net (loss)/income per subordinated unit, diluted	$ (2.07)	$ 0.03	$ 1.63	$ 0.32

Distributions paid per limited partner unit (1)	$ 0.05	$ 0.445	$ 1.385	$ 1.78
Weighted average number of limited partner units outstanding, basic:
Common units	16,685	16,659	16,678	15,751
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,685	16,672	16,685	15,760
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units for the three and twelve months ended December 31, 2014 and 2013.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that is recognized as a single line item in its financial statements is affected by these expense items. Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

($ in millions)	Fourth Quarter 2014	Fourth Quarter 2013	Year to Date 2014	Year to Date 2013
Net (loss)/income from continuing operations	$ (61.2)	$ 0.7	$ (81.9)	$ 8.1
Plus:
Depreciation, depletion and amortization (DD&A)	9.4	9.7	37.2	39.6
Interest expense	0.9	2.0	5.7	7.9
EBITDA from continuing operations	$ (50.9)	$ 12.4	$ (39.0)	$ 55.6
Plus: Rhino Eastern DD&A-51%	0.3	0.3	1.0	1.0
Plus: Rhino Eastern interest expense-51%	--	--	--	--
Plus: Impairment of Rhino Eastern joint venture (1)	5.9	--	5.9	--
Plus: Asset impairments and other non-cash charges (1)	47.0	1.7	47.0	2.6
Adjusted EBITDA from continuing operations	2.3	14.4	14.9	59.2
Net (loss)/income from discontinued operations	(0.1)	0.1	130.3	1.3
DD&A included in net income from discontinued operations	--	1.6	--	3.0
Adjusted EBITDA	$ 2.2	$ 16.1	$ 145.2	$ 63.5

(1) For the total $47.0 million of non-cash charges incurred during the year ended December 31, 2014, approximately $45.3 million related to asset impairment and related charges associated with Rhino's various mining properties that were evaluated for impairment and reduced to the Partnership's estimate of fair value during the fourth quarter of 2014. Please see the more detailed discussion of these asset impairment and related charges that is included earlier in this release. During the fourth quarter of 2014, Rhino also incurred other non-cash charges that included an approximate $0.8 million mark-to-market adjustment for a portion of the Partnership's low quality steam coal inventory located in Central Appalachia, an approximate $0.7 million charge for an accounts receivable allowance for one of Rhino's customers in Central Appalachia that entered bankruptcy proceedings and an approximate $0.2 million charge incurred for the write-off of obsolete supplies inventory at one of the Partnership's Northern Appalachia operations

During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $0.9 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. In addition, during the fourth quarter of 2013, Rhino management made a strategic decision to permanently close the mining operations at the McClane Canyon complex in Colorado, which resulted in a non-cash impairment charge of approximately $1.7 million. Management believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of these items provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of these items provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended December 31,		Twelve Months Ended December 31
($ in millions)	2014	2013	2014	2013
Net cash provided by operating activities	$ 3.8	$ 11.5	$ 21.2	$ 51.7
Plus:
Increase in net operating assets	--	3.3	--	--
Gain on sale of assets	0.1	0.1	130.6	10.4
Amortization of deferred revenue	0.4	0.5	1.7	1.6
Amortization of actuarial gain	0.1	--	0.4	0.1
Interest expense	0.9	2.0	5.7	7.9
Equity in net income of unconsolidated affiliate	--	--	--	--
Less:
Decrease in net operating assets	2.3	--	5.2	0.6
Accretion on interest-free debt	--	--	--	0.1
Amortization of advance royalties	0.2	0.1	0.5	0.3
Amortization of debt issuance costs	0.2	0.4	2.1	1.3
Increase in provision for doubtful accounts	0.7	--	0.7	--
Loss on retirement of advanced royalties	--	0.1	0.2	0.2
Asset impairment and related charges	45.3	1.7	45.3	1.7
Equity-based compensation	--	--	0.3	0.6
Accretion on asset retirement obligations	0.6	0.6	2.3	2.3
Equity in net loss of unconsolidated affiliates	7.0	0.4	11.7	4.7
EBITDA	(51.0)	14.1	91.3	59.9
Plus: Rhino Eastern DD&A-51%	0.3	0.3	1.0	1.0
Plus: Rhino Eastern interest expense-51%	--	--	--	--
Plus: Impairment of Rhino Eastern joint venture (1)	5.9	--	5.9
Plus: Asset impairments and other non-cash charges (1)	47.0	1.7	47.0	2.6
Adjusted EBITDA	2.2	16.1	145.2	63.5
Less: Net (loss)/income from discontinued operations	(0.1)	0.1	130.3	1.3
Less: DD&A included in net income from discontinued operations	--	1.6	--	3.0
Adjusted EBITDA from continuing operations	$ 2.3	$ 14.4	$ 14.9	$ 59.2

(1) For the total $47.0 million of non-cash charges incurred during the year ended December 31, 2014, approximately $45.3 million related to asset impairment and related charges associated with Rhino's various mining properties that were evaluated for impairment and reduced to the Partnership's estimate of fair value during the fourth quarter of 2014. Please see the more detailed discussion of these asset impairment and related charges that is included earlier in this release. During the fourth quarter of 2014, Rhino also incurred other non-cash charges that included an approximate $0.8 million mark-to-market adjustment for a portion of the Partnership's low quality steam coal inventory located in Central Appalachia, an approximate $0.7 million charge for an accounts receivable allowance for one of Rhino's customers in Central Appalachia that entered bankruptcy proceedings and an approximate $0.2 million charge incurred for the write-off of obsolete supplies inventory at one of the Partnership's Northern Appalachia operations.

During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $0.9 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. In addition, during the fourth quarter of 2013, Rhino management made a strategic decision to permanently close the mining operations at the McClane Canyon complex in Colorado, which resulted in a non-cash impairment charge of approximately $1.7 million. Management believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of these items provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of these items provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

CONTACT: Investor Contacts:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com